As filed with the Securities and Exchange Commission on July 30, 2014

Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIANA CONTAINERSHIPS INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Pendelis 18 175 64 Palaio Faliro Athens, Greece 011 30 216 600 2400 (Address and telephone number of Registrant's principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

                                                                                    Copies to:
Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors. ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, par value $0.01 per share, to be offered by certain selling shareholders	37,153,386	$2.50	$92,883,465	$11,964
Preferred Stock Purchase Rights (4)
TOTAL	37,153,386	$2.50	$92,883,465	$11,964

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions or as a result of the operation of anti-dilutive provisions and adjustments to conversion ratios.
(2)	Pursuant to Rule 457(c), the offering price and registration fee are computed on the average of the high and low prices for the common shares on the NASDAQ Global Select Market on July 28, 2014.
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $11,964, which is equal to .0001288 multiplied by the proposed maximum aggregate offering price of $92,883,465.
(4)	Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (subject to completion, dated July 30, 2014)

37,153,386 of our Common Shares Offered by the Selling Shareholders

DIANA CONTAINERSHIPS INC.

The Selling Shareholders named in this Prospectus or their respective donees, pledgees, transferees or other successors in interest may sell in one or more offerings pursuant to this registration statement up to 37,153,386 of our common shares that were previously acquired in private transactions or open market purchases.   Each common share sold pursuant to this registration statement includes a preferred share purchase right that trades with the common shares. The Selling Shareholders or their respective donees, pledgees, transferees or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 11.  Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled "Selling Shareholders" and "Plan of Distribution" in this prospectus.  While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are currently listed on the NASDAQ Global Select Market under the symbol "DCIX". On July 29, 2014, the last reported sale price of our common shares was $2.42 per share.

The securities to be sold under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 5, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2014.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
RISK FACTORS	6
PRICE RANGE OF COMMON STOCK	7
USE OF PROCEEDS	8
SELLING SHAREHOLDERS	9
CAPITALIZATION	10
DIVIDEND POLICY	11
PLAN OF DISTRIBUTION	12
DESCRIPTION OF CAPITAL STOCK	15
TAX CONSIDERATIONS	21
EXPENSES	30
EXPERTS	31
LEGAL MATTERS	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 216 600 2400. See "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The Selling Shareholders are not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Diana Containerships," the "Company," "we," "us," "our," or similar references, mean Diana Containerships Inc. and, where applicable, its consolidated subsidiaries, and the "Selling Shareholders" refers to those of our shareholders described in "Selling Shareholders" beginning on page 8 of this prospectus.
 ENFORCEABILITY OF CIVIL LIABILITIES
Diana Containerships Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Greece. Some of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect" and similar expressions identify forward-looking statements.

i

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the containership markets, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of containerships, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the Nasdaq Global Market.  We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.  These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

WE CAUTION READERS OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENTS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.  THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF OUR FUTURE PERFORMANCE, AND ACTUAL RESULTS AND FUTURE DEVELOPMENTS MAY VARY MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the Commission using a shelf registration process.  The Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 37,153,386 of our common shares that were previously acquired in private transactions or open-market purchases.  This prospectus provides you with a general description of the securities the Selling Shareholders may offer.  Each time the Selling Shareholders offer securities, we may provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
ii

PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the sections entitled "Risk Factors" beginning on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on March 26, 2014.

Unless the context otherwise requires, when used in this prospectus, the terms "the Company," "we," "our" and "us" refer to Diana Containerships Inc. and, where applicable, its consolidated subsidiaries. "Diana Containerships Inc." refers only to Diana Containerships Inc. and not its consolidated subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our consolidated subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

Diana Containerships Inc. is a Marshall Islands corporation founded in 2010 to own containerships and pursue containership acquisition opportunities. Our objective is to build a global containership business by making acquisitions that are accretive to our earnings per share. As of the date of this prospectus, our fleet consists of six panamax and two post-panamax containerships with a combined carrying capacity of 36,165 TEU and a weighted average age of 11.2 years. The vessels that we own are chartered to A.P. Møller-Maersk A/S, CMA CGM SA, Reederei Santa, Containerschiffe, GMbH & Co. KG, NOL Liner (Pte) Ltd, Hanjin Shipping Co Ltd and CSAV Valparaiso.

Our Fleet
Set forth below is summary information concerning our fleet as at July 28, 2014.

Vessel	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
BUILT TEU

Panamax Container Vessels

SAGITTA	A	$7,400	1.25%	A.P. Moller - Maersk A/S	29-Jan-14
						15-Sep-14 - 30-Nov-14
2010 3,426
CENTAURUS		$7,500	3.50%	CMA CGM S.A.	13-Aug-12	13-Jun-14	1
	A	$8,000			13-Jun-14	13-Oct-14 - 13-Jan-15
2010 3,426
CAP DOMINGO		$23,250	0%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-14	23-Dec-14 - 23-Mar-15	2,3,4
(ex Cap San Marco)	B
2001 3,739
CAP DOUKATO		$23,250	0%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-14	23-Dec-14 - 23-Mar-15	2,3,4
(ex Cap San Raphael)	B
2002 3,739
APL GARNET		$27,000	0%	NOL Liner (Pte) Ltd.	19-Nov-12	20-Aug-15 - 19-Oct-15	3
1995 4,729
HANJIN MALTA		$25,550	US$150 per day	Hanjin Shipping Co. Ltd.	15-Mar-13	30-Mar-16 - 15-May-16	3
1993 4,024

Post - Panamax Container Vessels

PUELO	C	$27,900	US$150 per day	CSAV Valparaiso	23-Aug-13	23-Feb-15 - 23-Feb-16	5
2006 6,541
PUCON	C	$27,900	US$150 per day	CSAV Valparaiso	20-Sep-13	20-Mar-15 - 20-Mar-16	5
2006 6,541

* Each container vessel is a "sister ship", or closely similar, to other container vessels that have the same letter.
** Total commission paid to third parties.
*** Charterers' optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1 On June 7, 2013, the Company agreed to extend as from August 13, 2013 the initially signed charter party with CMA CGM S.A., dated August 2, 2012 for a period of minimum 6 months to maximum 10 months. On May 16, 2014, the Company agreed to further extend the same charter party for a period of minimum 4 months to maximum 7 months.

2 For financial reporting purposes, we recognize revenue from time charters that have varying rates on a straight-line basis equal to the average revenue during the term of that time charter. We calculate quarterly dividends based on the available cash from operations during the relevant quarter.

3 For financial reporting purposes, revenues derived from the time charter agreement will be netted off during the term of the time charter with an amortization charge of the asset that was recognized at the delivery of the vessel, being the difference of the present value of the contractual cash flows to the fair value. However, we calculate quarterly dividends based on the available cash from operations during the relevant quarter.

4 Vessel chartered for a period of thirty-six (36) months plus or minus forty-five  (45) days. The net daily charter hire rate will be US$22,750 during the first twelve (12) months, US$22,850 during the second twelve (12) months and US$23,250 during the third twelve (12) months of the charter.

5 In case the vessel is redelivered to the Company in any period between the earliest and the maximum redelivery period, then the charterers will pay a lump sum equivalent to US$6,000 per day to the owners for the outstanding period between the redelivery date and up to the 30 months.

Management of Our Fleet
The business of Diana Containerships Inc. is the ownership of containerships. The parent holding company wholly owns, directly or indirectly, the subsidiaries which own the vessels that comprise our fleet. The holding company sets general overall direction for the company and interfaces with various financial markets. The commercial and technical management of our fleet, as well as administrative services relating to the fleet's operations, are carried out, since March 1, 2013, by our wholly-owned subsidiary, Unitized Ocean Transport Limited, which we refer to as UOT, or our fleet manager.  In exchange for providing us with commercial and technical services, we pay our fleet manager a commission that is equal to 2% of our gross revenues, a fixed management fee of $15,000 per month for each vessel in operation and a fixed monthly fee of $7,500 for laid-up vessels, if any. In addition, pursuant to an Administrative Services Agreement, we pay to UOT a fixed monthly administrative fee of $10,000, in exchange for providing us with accounting, administrative, financial reporting and other services necessary for the operation of our business. These amounts are considered inter-company transactions and are, therefore, eliminated from our consolidated financial statements.
Until March 1, 2013, Diana Shipping Services S.A., or DSS, a wholly-owned subsidiary of Diana Shipping Inc., provided us with commercial, technical, accounting, administrative, financial reporting and other services, pursuant to an Administrative Services Agreement and Vessel Management Agreements. In addition, pursuant to a Broker Services Agreement, DSS had appointed Diana Enterprises Inc., a related party controlled by our Chief Executive Officer and Chairman, Mr. Symeon Palios, as broker to assist it in providing services to us. Please see the section entitled "Major Shareholders and Related Party Transactions" in our Annual Report on Form 20-F for the year ended December 31, 2013 for a detailed description of these agreements. On March 1, 2013, and in relation with the appointment of UOT to act as our new fleet manager, the Administrative Services Agreement, the Broker Services Agreement that DSS had entered into with Diana Enterprises Inc. on our behalf, and the Vessel Management Agreements with DSS, were terminated.
Corporate Information
We are a corporation incorporated under the laws of the Republic of the Marshall Islands on January 7, 2010. Each of our vessels is owned by separate wholly-owned subsidiaries. We maintain our principal executive offices at Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 216 600 2400. Our website is www.dcontainerships.com. The information on our website shall not be deemed a part of this prospectus.

Recent Developments
On May 21, 2013, we filed a prospectus supplement pursuant to Rule 424(b) relating to the offer and sale of an aggregate of up to $40.0 million in gross proceeds of our common stock under an at-the market offering. In 2013, an aggregate of 2,859,603 shares of our common stock have been issued, and the net proceeds received during the year, after deducting underwriting commissions and offering expenses payable by us, amounted to $12.4 million. During the six months ended June 30, 2014, 1,092,596 additional shares were issued and the net proceeds received during the period, after deducting underwriting commissions and offering expenses payable by us, amounted to $4.7 million. On July 23, 2014, our board of directors decided to suspend the offer and sale of our common shares under our at-the market offering until there is a significant improvement in the containership market.
On May 7, 2014, our board of directors approved the grant of 361,442 shares of restricted common stock to the executive management pursuant to the Company's 2010 equity incentive plan as amended in 2012, and in accordance with terms and conditions of Restricted Shares Award Agreements signed by the grantees. The restricted shares will vest over a period of 3 years by one-third each year, and are subject to forfeiture until they vest. Unless they forfeit, grantees have the right to vote, to receive and retain all dividends paid and to exercise all other rights, powers and privileges of a holder of shares. The fair value of the restricted shares has been determined with reference to the closing price of our stock on the date the agreements were signed.
On May 13, 2014, our board of directors declared a cash dividend on our common stock of $0.05 per share with respect to the first quarter of 2014. The cash dividend was paid on June 11, 2014 to all shareholders of record as at May 28, 2014.

On July 28, 2014, our board of directors declared a cash dividend on our common stock of $0.0025 per share with respect to the second quarter of 2014. The cash dividend will be payable on or around September 3, 2014 to all shareholders of record as at August 14, 2014.

On July 28, 2014, we entered into an agreement to sell 36,653,386 shares of our common stock (the "Shares") in a private placement to the Selling Shareholders at a purchase price of $2.51 per share, for gross proceeds of approximately $92 million.  In the transaction, Diana Shipping Inc. purchased $40.0 million of common shares, two institutional investors not affiliated with us whose manager is based in the United States together purchased $40.0 million of common shares, and Mr. Palios and a member of his family, along with other members of our senior management, purchased an aggregate of $12.0 million of common shares.  The transaction closed on July 29, 2014.  We intend to use the net proceeds for general corporate purposes, including vessel acquisitions and working capital.  The purchasers received customary registration rights with respect to the Shares.  The transaction was approved by an independent committee of our board of directors, which obtained a fairness opinion from Houlihan Lokey Financial Advisors, Inc. regarding the financial fairness to us of the aggregate purchase price to be received by us in the transaction.  The fairness opinion was provided solely for the use of the independent committee of our board of directors in connection with its evaluation of the transaction and may not be relied upon or used by any other person or for any other purpose, is subject to various assumptions, qualifications and limitations, and does not constitute advice or a recommendation on how to act with respect to the transaction or any other investment decision.
The Securities the Selling Shareholders May Offer
The Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 37,153,386 of our common shares that were previously acquired in private transactions or open-market purchases. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
 A prospectus supplement may describe the amounts, prices, and type of transaction in which the Selling Shareholders may offer securities and may describe certain risks in addition to those set forth below associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings set forth in this prospectus, unless otherwise specified.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus entitled "Description of Capital Stock."

Maximum number of Common Shares offered by the Selling Shareholders	37,153,386 common shares

Shares Outstanding as of July 29, 2014	73,158,991 common shares

Use of Proceeds	All common shares sold pursuant to this prospectus will be sold by the Selling Shareholders. We will not receive any of the proceeds from such sales.

NASDAQ Global Select Market Trading Symbol	DCIX

Risk Factors
An investment in our common shares involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page 5 of this prospectus, as well as other information included in or incorporated by reference into this prospectus before making an investment decision.

__________________

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2013 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations, financial condition, the price of our common stock and our ability to pay dividends.

PRICE RANGE OF COMMON STOCK
The trading market for our common shares is the NASDAQ Global Select Market, on which our shares trade under the symbol "DCIX." The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market.

Period	Low	High

For The Year Ended

December 31, 2011 (beginning January 19, 2011)	$4.58	$13.15
December 31, 2012	$5.22	$7.76
December 31, 2013	$3.51	$7.03

For The Quarter Ended:

March 31, 2012	$5.55	$7.15
June 30, 2012	$5.96	$7.76
September 30, 2012	$5.22	$7.62
December 31, 2012	$5.33	$6.50
March 31, 2013	$4.94	$7.03
June 30, 2013	$4.17	$5.93
September 30, 2013	$3.64	$4.64
December 31, 2013	$3.51	$4.51
March 31, 2014	$3.81	$4.26
June 30, 2014	$2.46	$3.94

For The Month Ended:

January 2014	$3.90	$4.19
February 2014	$3.85	$4.26
March 2014	$3.81	$4.03
April 2014	$3.70	$3.94
May 2014	$2.65	$3.85
June 2014	$2.46	$2.79
July 1 - July 29, 2014	$2.42	$2.57

On July 29, 2014, the closing price per share of our common shares as quoted on the NASDAQ Global Select Market was $2.42. At that date, there were 73,158,991 of our common shares issued and outstanding.
__________________

USE OF PROCEEDS
All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from these sales.

SELLING SHAREHOLDERS

This prospectus relates to the proposed sale from time to time of up to 37,153,386 of our common shares owned and offered by the Selling Shareholders named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholders to offer these shares for resale from time to time, pursuant to a Registration Rights Agreement by and among the Company and the Selling Shareholders.

The 37,153,386 common shares covered by this prospectus owned by the Selling Shareholders were issued to them in a private transaction or acquired in open-market purchases.  On July 29, 2014, we sold an aggregate of 36,653,386 common shares to the Selling Shareholders at a purchase price of $2.51 per share.

Set forth below is information regarding the names and number of common shares owned and offered by the Selling Shareholders. The table is based upon information provided by the Selling Shareholders. The table assumes that all the shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering.

Selling Shareholders

Name of Selling Shareholder	Common Shares Owned Before Offering (1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Diana Shipping Inc.	19,269,740	26.3%	15,936,255	3,333,485	4.6%
12 West Capital Fund LP (3)	10,885,731	14.9%	10,885,731	0	0%
12 West Capital Offshore Fund LP (3)	5,550,524	7.6%	5,550,524	0	0%
Taracan Investments S.A. (4)	5,704,669	7.8%	3,984,064	1,720,605	2.4%
4 Sweet Dreams S.A (5)	553,606	0.8%	398,406	155,200	0.2%
Andreas Michalopoulos (6)	547,718	0.7%	199,203	348,515	0.5%
Ioannis Zafirakis (7)	408,911	0.6%	199,203	209,708	0.3%
Total	42,920,899	58.7%	37,153,386	5,767,513	7.9%

(1)            Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)         Based on 73,158,991 common shares outstanding as of the date of this prospectus.

(3)         12 West Capital Management LP ("12 West Management") serves as the investment manager to 12 West Capital Fund LP, a Delaware limited partnership ("12 West Onshore Fund"), and 12 West Capital Offshore Fund LP, a Cayman Islands exempted limited partnership ("12 West Offshore Fund"), and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by 12 West Onshore Fund and 12 West Offshore Fund.  Joel Ramin, as the sole member of 12 West Capital Management, LLC, the general partner of 12 West Management, possesses the voting and dispositive power with respect to the securities beneficially owned by 12 West Management.  The address for each of 12 West Capital Fund LP and 12 West Capital Offshore Fund LP is c/o 12 West Capital Management LP, 90 Park Avenue, 41st Floor, New York, NY 10016.

(4)         Taracan Investments S.A. is controlled by our Chairman and Chief Executive Officer, Mr. Symeon Palios.

(5)         4 Sweet Dreams S.A. is controlled by a family member of our Chairman and Chief Executive Officer, Mr. Symeon Palios.

(6)            Mr. Michalopoulos may be deemed to beneficially own 45,113 of these common shares through Love Boat S.A., a company of which he is the controlling person.  Such 45,113 common shares are not being offered hereby.

(7)            Mr. Zafirakis may be deemed to beneficially own 43,607 of these common shares through D&G S.A., a company of which he is the controlling person.  Such 43,607 common shares are not being offered hereby.

CAPITALIZATION
The following unaudited table sets forth our capitalization at June 30, 2014, on an actual basis and as adjusted to give effect to: (i) the issuance and sale of 36,653,386 shares of our common stock, at a purchase price of $2.51 per share, for gross proceeds of $92.0 million, in connection with the private placement discussed under "Recent Developments" and (ii) a dividend of $0.0025 per share, declared on July 28, 2014 that will be paid on or around September 3, 2014 to shareholders of record on August 14, 2014.

	As of June 30, 2014
	Actual		As Adjusted
	(in thousands of U.S. dollars)
Bank debt (principal balance, secured and guaranteed)	$98,700		$98,700
Related party debt (principal balance, unsecured and guaranteed)	$50,000	*	$50,000	*

Shareholders' equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	-		-
Common stock, $0.01 par value; 500,000,000 shares authorized; 36,505,605 issued and outstanding, actual, and 73,158,991 issued and outstanding, as adjusted	$365		$732
Additional paid-in capital	280,989		372,622
Accumulated deficit	(118,354)		(118,537)
Total stockholders' equity	$163,000		$254,817

Total capitalization	$311,700		$403,517

*The loan bears a fee of 1.25% per annum ("back-end fee") on any amounts repaid upon any repayment or voluntary prepayment dates. As of June 30, 2014 the accumulated accrued back-end fee amounted to $547.

Each prospectus supplement will include updated information on our consolidated capitalization.

DIVIDEND POLICY

A description of our dividend policy can be found in Item 8.A "Financial Information – Consolidated Statements and Other Financial Information – Dividend Policy" of our Annual Report on Form 20-F for the year ended December 31, 2013, incorporated by reference in this prospectus.  Pursuant to the Securities Purchase Agreement entered into on July 28, 2014 in connection with the Private Placement, or the Securities Purchase Agreement we agreed that, commencing with the dividend payable with respect to the second quarter of 2014, and for not less than four consecutive fiscal quarters thereafter, we would not declare or pay dividends in excess of $0.01 per share on an annualized basis; provided, however, that in the event of a material improvement in the container shipping market, our board of directors may amend this dividend policy to resume the payment of dividends if our board of directors determines in good faith that such changed dividend policy is in the best interests of the Company and its shareholders.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein include donees, pledgees, transferees or other successors in interest, including any successor funds thereto, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

The Selling Shareholders may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:

•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers, who may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	public or privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	any combination of the foregoing; or
•	any other method permitted pursuant to applicable law.
The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.

At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities of any violation by the Company of the Securities Act, the Exchange Act and state securities laws applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholders to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholders to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) when all of the common shares owned by the Selling Shareholders may be resold pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our amended and restated articles of incorporation and bylaws, copies of which may be obtained from us as set forth under "Available Information."

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands (the "BCA"). Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, of which 73,158,991 shares were issued and outstanding as of the date of this prospectus, and 25 million shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Except as provided below under "— Preemptive Rights," holders of common stock do not have conversion, exchange, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Preferred Stock Purchase Rights

We have entered into a stockholders rights agreement dated August 2, 2010, as amended on July 28, 2014, or the Stockholders Rights Agreement, with Mellon Investor Services LLC as Rights Agent. Pursuant to this Stockholders Rights Agreement, each share of our common stock includes one right, which we refer to as a Right that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our preferred stock at an exercise price specified in the Stockholders Rights Agreement, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Stockholders Rights Agreement and the related Rights below.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common shares and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the Rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company's common stock or
•	the 10th business day (or such later date as determined by the Company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company's common stock.

 "Acquiring person" is generally defined in the Stockholders Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company's common stock. However, Diana Shipping Inc. is excluded from the definition of "acquiring person." In addition, persons who beneficially own 15% or more of the Company's common stock on the effective date of the Stockholders Rights Agreement are excluded from the definition of "acquiring person" until such time as they acquire additional shares in excess of 1% of the Company's then outstanding common stock as specified in the Stockholders Rights Agreement for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

On July 28, 2014, the Stockholders Rights Agreement was amended to provide that 12 West Capital Fund LP, 12 West Capital Offshore Fund LP, each a purchaser of our common shares in a private placement pursuant to the Securities Purchase Agreement dated July 28, 2014, and/or any Affiliates of either of them, are excluded from the definition of "acquiring person."

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.
Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and
•	any new common stock will be issued with Rights and new certificates will contain a notation incorporating the Stockholders Rights Agreement by reference.

As soon as practicable after the Rights distribution date, the Rights Agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A "flip-in event" will occur under the Stockholders Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Stockholders Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading "Redemption of Rights" below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading "Exchange of Rights" below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Stockholders Rights Agreement specifies.

Flip-Over Event

A "flip-over event" will occur under the Stockholders Rights Agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Anti-dilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Stockholders Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Stockholders Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Stockholders Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Stockholders Rights Agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•	to shorten or lengthen any time period under the Stockholders Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.
Preemptive Rights

Under our amended and restated articles of incorporation, our shareholders had the right, including Diana Shipping, to purchase, at the same price per share as new investors, such additional shares of our common stock in order to maintain their respective beneficial ownership percentages in the event we issued further equity, other than pursuant to the 2010 Equity Incentive Plan, prior to the completion of an initial public offering.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.
Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25 million shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and bylaws any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

TAX CONSIDERATIONS
The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations of the ownership and disposition by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities or commodities, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons liable for the alternative minimum tax, persons who hold common stock as part of a straddle, hedge, conversion transaction or integrated investment, U.S. Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company's common stock, may be subject to special rules. This discussion deals only with holders who hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common stock.
Marshall Islands Tax Considerations
In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of the Company's activities to the Company and of the ownership of the Company's common stock to its shareholders. The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by the Company to its shareholders.
United States Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, the Company's U.S. counsel, the following are the material U.S. federal income tax consequences to the Company of its activities and to U.S. Holders and Non-U.S Holders, each as defined below, of the common stock. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.
Taxation of Operating Income: In General
The following discussion addresses the U.S. federal income taxation of our operating income if we are engaged in the international operation of vessels.
Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

Exemption of Operating Income from U.S. Federal Income Taxation
Under Section 883 of the Code, or Section 883, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country that grants an "equivalent exemption" to corporations organized in the United States, or U.S. corporations; and
       either:
•	more than 50% of the value of our common stock is owned, directly or indirectly, by qualified shareholders, which we refer to as the "50% Ownership Test," or
•	our common stock is "primarily and regularly traded on an established securities market" in a country that grants an "equivalent exemption" to U.S. corporations or in the United States, which we refer to as the "Publicly-Traded Test."
The Marshall Islands, the jurisdiction where we are incorporated, grant an "equivalent exemption" to U.S. corporations. We anticipate that any of our shipowning subsidiaries will be incorporated in a jurisdiction that provides an "equivalent exemption" to U.S. corporations. Therefore, we will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.
We do not currently anticipate a circumstance under which we would be able to satisfy the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.
Publicly-Traded Test
In order to satisfy the Publicly-Traded Test, our common stock must be primarily and regularly traded on one or more established securities markets. The regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are "primarily traded" on the Nasdaq Global Select Market.
Under the regulations, stock of a foreign corporation will be considered to be "regularly traded" on an established securities market if one or more classes of stock representing more than 50% of the outstanding stock, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market, to which we refer as the "listing threshold." Since our common shares are listed on the Nasdaq Global Select Market, we expect to satisfy the listing threshold.
It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of shares is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, which we refer to as the trading frequency test; and (ii) the aggregate number of stock of such class of shares traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the trading volume test. Even if these tests are not satisfied, the regulations provide that such trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with our common shares, such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of shares will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, to which we refer as the "Five Percent Override Rule."
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock, or "5% Shareholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission, as owning 5% or more of our common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
In the event the Five Percent Override Rule is triggered, the regulations provide that the Five Percent Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of our common stock for more than half the number of days during the taxable year.
We anticipate that we will be able to satisfy the Publicly-Traded Test and will not be subject to the Five Percent Override Rule for our current and future taxable years. However, there are factual circumstances beyond our control that could cause us to lose the benefit of the Section 883 exemption. For example, there is a risk that we could no longer qualify for Section 883 exemption for a particular taxable year if non-qualified 5% Shareholders were to own 50% or more of our outstanding common shares on more than half the days of the taxable year. Under these circumstances, we would be subject to the Five Percent Override Rule and we would not qualify for the Section 883 exemption unless we could establish that our shareholding during the taxable year was such that non-qualified 5% Shareholders did not own 50% or more of our common shares on more than half the days of the taxable year. Under the Treasury regulations, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them. Given the factual nature of the issues involved, we can give no assurances in regards to our or our subsidiaries' qualification for the Section 883 exemption.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the 4% gross basis tax regime. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to an additional 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such U.S. trade or business.
Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from the bareboat chartering of a vessel, is attributable to a fixed place of business in the United States).

We do not anticipate that we will have any vessel operating to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we do not anticipate that any of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Federal Income Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
As used herein, the term "U.S. Holder" means a beneficial owner of common stock that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common stock, you are encouraged to consult your tax advisor.
Distributions
Subject to the discussion of the passive foreign investment company, or PFIC, rules below, distributions made by us with respect to our common stock, other than certain pro-rata distributions of our common stock, to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as income from sources outside the United States and will generally constitute "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.
Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates, provided that (1) the common stock is readily tradable on an established securities market in the United States such as the Nasdaq Global Select Market, on which our common stock is traded; (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year, as discussed below; (3) the U.S. Individual Holder has held the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any distributions out of earnings and profits we pay which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.
Special rules may apply to any "extraordinary dividend," generally, a dividend paid by us in an amount which is equal to or in excess of ten percent of a U.S. Holder's adjusted tax basis, or fair market value in certain circumstances, in a share of our common stock. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Stock
Subject to the discussion of the PFIC rules below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. A U.S. Holder's tax basis in the common stock generally will equal the U.S. Holder's acquisition cost less any prior return of capital. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition and will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
PFIC Status and Significant Tax Consequences
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our common stock, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the income test; or
•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as the asset test.

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
Our status as a PFIC will depend upon the operations of our vessels. Therefore, we can give no assurances as to whether we will be a PFIC with respect to any taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of us or any of our wholly owned subsidiaries as services income, rather than rental income. Correspondingly, in the opinion of Seward & Kissel LLP, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with the opinion of Seward & Kissel LLP. On the other hand, any income we derive from bareboat chartering activities will likely be treated as passive income for purposes of the income test. Likewise, any assets utilized in bareboat chartering activities will likely be treated as generating passive income for purposes of the asset test.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election," or a "mark-to-market" election with respect to the common stock. In addition, if we are a PFIC, a U.S. Holder will be required to file  with respect to taxable years ending on or after December 31, 2013 IRS Form 8621 with the IRS containing certain information regarding the Company.
Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to allow such holder to make a QEF election for such taxable year.

Taxation of U.S. Holders Making a "Mark-to-Market" Election.
Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate will continue to be the case, our shares are treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who has not timely made a QEF or mark-to-market election for the first taxable year in which it holds our common stock and during which we are treated as PFIC, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:
•	the excess distribution or gain would be allocated ratably to each day over the Non-Electing Holders' aggregate holding period for the common stock;
•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.
These adverse tax consequence would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. In addition, if a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such common stock.

U.S. Federal Income Taxation of Non-U.S. Holders
A beneficial owner of our common stock, other than an entity treated as a partnership for U.S. Federal income tax purposes, that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain U.S. income tax treaties with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:
•	the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain income tax treaties with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:
•	fail to provide an accurate taxpayer identification number;
•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or
•	in certain circumstances, fail to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

If you sell your common stock through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States, unless you certify that you are a non-U.S. person, under penalty of perjury, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the IRS.
Pursuant to recently enacted legislation, U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations).  Specified foreign financial assets would include, among other assets, our common stock, unless the common stock is held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder who is an individual (and to the extent specified in applicable Treasury regulations, a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$
FINRA fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer Agent fees	$	*
Miscellaneous	$	*

Total	$	*

*	To be updated, if necessary, by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference in this registration statement.

EXPERTS

The consolidated financial statements of Diana Containerships Inc., appearing in Diana Containerships Inc. Annual Report (Form 20-F) for the year ended December 31, 2013, and the effectiveness of Diana Containerships Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Diana Containerships Inc.'s management's assessment of the effectiveness of the internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Athens, Greece.

The sections in this prospectus attributed to Drewry, including the section entitled "The International Containership Industry" incorporated by reference to our Annual Report on Form 20-F for the year ended December 31, 2013, have been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international containership market.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about the Company is available on our website at http://www.dcontainerships.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 26, 2014, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.
•	Our Report on Form 6-K, filed with the Commission on April 2, 2014.
•	Our Report on Form 6-K, filed with the Commission on May 12, 2014.
•	Our Report on Form 6-K, filed with the Commission on July 30, 2014.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 216 600 2400.

Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods.  As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NASDAQ Global Select Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.                      Indemnification of Directors and Officers.

The bylaws, as amended, of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.                      Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10.                      Undertakings.

The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)(i)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, to any purchaser;

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)–(d)	Not applicable.

(e)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)–(g)	Not applicable.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)–(l)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 30, 2014.

DIANA CONTAINERSHIPS INC.

By:	/s/ Symeon Palios
Name:	Symeon Palios
Title:	Chairman & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe and Edward S. Horton his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on July 30, 2014.

Name	Position

/s/ Symeon Palios	Chief Executive Officer, Chairman and
Symeon Palios	Director (principal executive officer)

/s/ Andreas Michalopoulos	Chief Financial Officer and Treasurer
Andreas Michalopoulos	(principal financial officer and
principal accounting officer)

/s/ Anastasios Margaronis	Director and President
Anastasios Margaronis

/s/ Ioannis Zafirakis	Director, Chief Operating Officer and Secretary
Ioannis Zafirakis

/s/ Giannakis Evangelou	Director
Giannakis Evangelou

/s/ Antonios Karavias	Director
Antonios Karavias

/s/ Nikolaos Petmezas	Director
Nikolaos Petmezas

/s/ Reidar Brekke	Director
Reidar Brekke

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on July 30, 2014.

CONTAINER CARRIERS (USA) LLC

BY: Diana Containerships Inc., its Sole Member

By:	/s/ Ioannis Zafirakis
Ioannis Zafirakis
Director, Executive Vice President and Secretary

Exhibit Number	Description
1.1	Underwriting Agreement*
4.1	Form of Share Certificate (1)
4.2	Statement of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Diana Containerships Inc., dated August 2, 2010 (2)
4.3	Stockholders Rights Agreement dated August 2, 2010 (3)
4.4	Amendment No. 1 to Stockholders Rights Agreement dated August 2, 2010, dated July 28, 2014
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company
8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of independent registered public accounting firm
23.3	Consent of Drewry
24.1	Power of Attorney (contained in signature page)

*To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

(1) Filed as Exhibit 4.1 to the Company's Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.
(2) Filed as Exhibit 4.4 to the Company's Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.
(3) Filed as Exhibit 4.3 to the Company's Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.